Exhibit 99.1

Aastrom Biosciences Domino’s Farms, Lobby K 24 Frank Lloyd Wright Drive Ann Arbor, MI 48105 T 734 418-4400 F 734 665-0485 www.aastrom.com
FOR IMMEDIATE RELEASE
Aastrom Biosciences Reports First Quarter 2011 Financial
Results and Corporate Developments
Conference Call Today at 4:30 PM ET
ANN ARBOR, Mich., May 16, 2011 — Aastrom Biosciences, Inc. (Nasdaq:ASTM), a leading developer of patient-specific, expanded multi-cellular therapies for the treatment of severe, chronic cardiovascular diseases, today reported financial results for the first quarter ended March 31, 2011, and provided an update on corporate developments.
“Over the past several months, Aastrom has increased exposure to US and European investors and analysts, supported late stage clinical development with a fully validated manufacturing partner, and bolstered our intellectual property estate for a proprietary cellular therapy product derived from our technology,” stated Timothy Mayleben, president and CEO of Aastrom Biosciences.
Anticipated Corporate Developments in 2011
•	Report final top-line results from the Phase 2b RESTORE-CLI clinical trial in patients with critical limb ischemia (CLI). This will be the final 12-month follow-up report on all patients who participated in this study, which the company plans to submit for presentation at a major medical conference later this year. This report is expected by the end of the second quarter.

•	Finalize a special protocol assessment (SPA) application to begin the first of two proposed Phase 3 clinical studies of ixmyelocel-T in patients with CLI. The SPA is expected to be completed and submitted to the FDA in the second quarter.

•	Report and present the final 12-month results from the Phase 2 dilated cardiomyopathy (DCM) surgical study in the third quarter.

•	Announce 6-month results from the Phase 2 DCM catheter study in the third quarter.
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First Quarter 2011 Financial Results
As of March 31, 2011, the company had $24.6 million in cash and cash equivalents, compared to $31.2 million in cash and cash equivalents at December 31, 2010.
Research and development expenses for the quarter were $4.4 million versus $2.9 million for the same period a year ago. The increase in R&D expenses was primarily attributable to advanced preparation related to the Phase 3 clinical program for ixmyelocel-T, including increased employee costs, clinical site identification and set-up, as well as regulatory expenses.
General and administrative expenses for the quarter were $1.9 million compared to $1.4 million for the same period a year ago. The increase in G&A expenses is primarily due to expenses associated with the previously announced restatement of the company’s historical financial results, as well as consulting and employee-related expenses.
Aastrom had other income of $1.3 million compared to $1.6 million for the same period a year ago. The majority of this income for both quarters relates to non-cash changes in the fair value of our outstanding warrants. The change in the fair value of the warrants was primarily due to fluctuations in the market value of Aastrom’s common stock during these periods.
Net loss for the quarter ended March 31, 2011, was $5.0 million, or $0.13 per share, compared to a net loss of $2.7 million, or $0.10 per share, for the same period a year ago.
At March 31, 2011, Aastrom had 38.6 million shares outstanding.
Aastrom Conference Call Information
Aastrom’s management will host a conference call to discuss these results at 4:30 p.m. (ET) today. Interested parties should call toll-free (877) 312-5881, or from outside the U.S. (253) 237-1173 and use conference ID 64380457. The call will be available live in the Investors section of Aastrom’s website at http://www.aastrom.com/investor.cfm. A replay of the call will be available by calling (800) 642-1687, or from outside the U.S. at (706) 645-9291 and using conference ID 64380457.
About Aastrom Biosciences
Aastrom Biosciences is developing patient-specific, expanded multi-cellular therapies for use in the treatment of severe, chronic cardiovascular diseases. The company’s proprietary cell-processing technology enables the manufacture of ixmyelocel-T, mixed-cell therapies expanded from a patient’s own bone marrow and delivered directly to damaged tissues. Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a
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planned Phase 3 clinical program for the treatment of patients with critical limb ischemia and two ongoing Phase 2 clinical trials in patients with dilated cardiomyopathy. For more information, please visit Aastrom’s website at www.aastrom.com.
The Aastrom Biosciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3663
Media contact
Bill Berry
Berry & Company
+1 (212) 253-8881
bberry@berrypr.com
Investor contact
Danielle Spangler
The Trout Group
dspangler@troutgroup.com
+1 (646) 378-2924
This document contains forward-looking statements, including, without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, the performance and contribution of certain individuals and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.
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AASTROM BIOSCIENCES, INC.
(in thousands, except per share amounts)
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	March 31,
	2010	2011
ASSETS
Cash and cash equivalents	$31,248	$24,621
Other current assets	451	457
Property and equipment, net	1,128	1,153

Total assets	$32,827	$26,231

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Warrant liabilities	$25,954	$24,700
Other current liabilities	3,910	2,934
Long-term debt	41	43
Shareholders’ equity (deficit)	2,922	(1,446)

Total liabilities and shareholders’ equity (deficit)	$32,827	$26,231

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Quarter Ended March 31,
	2010	2011
REVENUES	$—	$9

COSTS AND EXPENSES
Cost of product sales and rentals	—	2
Research and development	2,845	4,372
Selling, general and administrative	1,418	1,895

Total costs and expenses	4,263	6,269

LOSS FROM OPERATIONS	(4,263)	(6,260)

OTHER INCOME (EXPENSE)
Decrease in fair value of warrants	1,559	1,254
Other income, net	25	18

Total other income	1,584	1,272

NET LOSS	$(2,679)	$(4,988)

NET LOSS PER SHARE (Basic and Diluted)	$(0.10)	$(0.13)

Weighted average number of common shares outstanding (Basic and Diluted)	26,737	38,617

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